Exhibit 99.1

To the Board of Directors
of Lytus Technologies Holdings PTV. LTD.:

Opinion on the Standalone Financial Statements

We have audited the accompanying standalone statement of financial position of Lytus Technologies Private Limited (the “Company”) as of March 31, 2019 and as of March 18, 2020, the related standalone statement of profit or loss and other comprehensive income, changes in equity and cash flows, for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 18, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the standalone financial statements present fairly, in all material respects, the standalone financial position of the Company as of March 31, 2019 and March 18, 2020 and the standalone results of its operations and its cash flows for the period from April 1, 2018 through March 31, 2019 and for the period from April 1, 2019 through March 18, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These standalone financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s standalone financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the standalone financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the standalone financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the standalone financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the standalone financial statements. We believe that our audit provides a reasonable basis for our opinion.

For Kirtane & Pandit LLP
Chartered Accountants
FRN: 105215W/W100057
PCAOB FIRM ID NO 5686

Milind Bhave
Partner
Membership No. 047973
UDIN: 20047973AAAAEE5377
Place: Mumbai, India
Date: December 31, 2020

Projected Financials prepared as per IFRS in USD
LYTUS TECHNOLOGIES PRIVATE LIMITED
Statement of Standalone profit or loss and other comprehensive income for the period ended 18 March, 2020

	Note No.	For the year ended March 18, 2020	For the year ended March 31, 2019
		(USD)	(USD)
Income
Other income		3,585.39	—
		3,585.39	—
Expenses
Operating expenses	3	412.01	600.68
		412.01	600.68

Profit for the year from operations		3,173.38	600.68

Attributable to:
Owner of the Company		3,173.38	(600.68)
Non – controlling interests		—	—

Other comprehensive income
1) Items that will not be reclassified to profit or loss		—	—
Income tax relating to items that will not be reclassified subsequently to profit or loss

2) Items that may reclassified to profit or loss		1,005.93	1,877.22
Income tax relating to items that will be reclassified subsequently to profit or loss
Foreign currency translation reserves – subsidiaries		1,344.29	2,508.64
Income tax relating to items that will be reclassified subsequently to profit or loss		338.36	631.42
Total other comprehensive income		1,005.93	1,877.22

Total comprehensive income for the year		2,167.45	1,276.53

Projected Financials prepared as per IFRS in USD
LYTUS TECHNOLOGIES PRIVATE LIMITED
Statement of Standalone profit or loss and other comprehensive income for the period ended 18 March, 2020 — (Continued)

	Note No.	For the year ended March 18, 2020	For the year ended March 31, 2019
		(USD)	(USD)
Attributable to :
Owner of the Company		2,167.45	1,276.53
Non – controlling interests		—	—
		2,167.45	1,276.53

Earning per equity share of face value of Re. 10 each	15
- Basic earnings per equity share (in USD.)		0.21	(0.04)
- Diluted earnings per equity share (in USD.)		0.21	(0.04)
Statement of significant accounting policies	2

The accompanying 1 to 37 notes are an integral part of the financial statements

LYTUS TECHNOLOGIES PRIVATE LIMITED
(Formerly known as LITUUS TECHNOLOGIES PRIVATE LIMITED)
Standalone statement of financial position as at 18 March 2020

	Note No.	As at March 18, 2020	As at March 31, 2019	As at April 01, 2018
		(USD)	(USD)	(USD)
ASSETS
Non-current assets
a) Capital work-in-progress	4	—	29,048.28	29,048.28
b) Intangible assets under development		8,131.33	8,131.33	8,131.33
c) Deferred tax assets		338.36	—	—
Total non-current assets		8,469.69	37,179.61	37,179.61

Current assets
a) Financial assets
(i) Cash and cash equivalents	6	182.57	3,411.55	3,953.55
(ii) Others financial assets	5	3,506.36	3,763.43	4,022.30
b) Other current assets	7	2,380.50	2,555.02	2,730.77
Total current assets		6,069.43	9,730.00	10,706.62

Total assets		14,539.12	46,909.61	47,886.23

EQUITY AND LIABILITIES
Equity
a) Equity share capital	8	2,305.05	2,305.05	2,305.05
b) Other equity	9	(709.28)	(2,876.72)	(4,153.25)
Equity attributable to owners of the Company		1,595.77	(571.66)	(1,848.20)

Total equity		1,595.77	(571.66)	(1,848.20)

Liabilities
Non-current liabilities
a) Deferred tax liability		631.42	631.42	—
Total non-current liabilities		631.42	631.42	—

LYTUS TECHNOLOGIES PRIVATE LIMITED
(Formerly known as LITUUS TECHNOLOGIES PRIVATE LIMITED)
Standalone statement of financial position as at 18 March 2020 — (Continued)

	Note No.	As at March 18, 2020	As at March 31, 2019	As at April 01, 2018
		(USD)	(USD)	(USD)
Current liabilities
a) Financial liabilities
(i) Borrowings	10	11,492.30	45,593.72	48,484.11
(ii) Trade payables	11	719.16	803.22	858.46
(iii) Other financial liabilities	12	—	345.07	276.61
b) Other current liabilities	13	100.47	107.83	115.25
Total current liabilities		12,311.92	46,849.84	49,734.43

Total liabilities		12,943.35	47,481.26	49,734.43

Total equity and liabilities		14,539.12	46,909.61	47,886.23

Statement of significant accounting policies	2

The accompanying 1 to 37 notes are an integral part of the financial statements

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Statement of Changes in Equity for the year ended March 18, 2020

A. Equity share capital

(USD)
Opening balance as at April 01, 2018	2,305.05
Change during the year	—
Closing balance as at March 31, 2019	2,305.05
Change during the year	—
Closing balance as at March 18, 2020	2,305.05

B. Other equity

	(USD)
		Reserves & Surplus	Other comprehensive income		(USD)
	Equity component of compound financial instruments	Retained Earnings	Foreign Currency translation Reserves of Subsidiaries Companies	Employee benefits obligation	Total
Balance as at April 01, 2018		(4,153.25)		—	(4,153.25)
Profit/(Loss) for the year		(600.68)			(600.68)
Movement during the period
Other comprehensive income for the year		—	1,877.22	—	1,877.22
Total comprehensive income for the year		(4,753.93)	1,877.22	—	(2,876.72)

Transaction with owners in their capacity as owners:
Movement during the year		—		—	—
Balance as at March 31, 2019		(4,753.93)	1,877.22	—	(2,876.72)

Balance as at April 01, 2019 – of subsidries				—
Profit/(Loss) for the year		3,173.38		—	3,173.38
Other comprehensive income for the year		—	(1,005.93)	—	(1,005.93)
Total comprehensive income for the year		(1,580.56)	871.29	—	(709.27)
Retainined Earnings – Business Combination		—			—
Transaction with owners in their capacity as owners:
Movement during the year		—			—
Closing balance as at March 18, 2020		(1,580.56)	871.29	—	(709.27)

Statement of significant accounting policies	2

The accompanying 1 to 37 notes are an integral part of the financial statements

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Cash flow statement for the year ended March 18, 2020

		(USD)
		Year ended March 18, 2020	Year ended March 31, 2019
A.	Cash Flow from operating activities
	Profit before tax	3,173.38	(600.68)
	Adjustment for
	Sundry balance write back	(3,585.39)	—

	Operating profit before working capital changes	(412.01)	(600.68)
	Movement in working capital
	Trade payable	(30.69)	—
	Other financial liabilities	(337.87)	85.81

	Cash flow from operating activities (A)	(780.58)	(514.88)

B.	Cash flow from investing activities
	Sale of CWIP	25,590.90
	Cash flow used in investing activities (B)	25,590.90	—

		(USD)
		Year ended March 18, 2020	Year ended March 31, 2019
C.	Cash flow from financing activities
	Repayment of short term borrowings	(28,979.80)	(7,151.01)
	Proceeds from short term borrowings	—	7,379.84
	Cash flow used in financing activities (C)	(28,979.80)	228.83

	Increase in net cash and cash equivalents (A+B+C)	(4,169.48)	(286.04)
	Cash and cash equivalents at the beginning of the year (refer note 12) – of subsidiaries	3,411.55	3,953.55
	Exchange difference on translation of foreign currency and cash equivalents	940.51	(255.95)
	Cash and cash equivalents at the end of the year (refer note 12)	182.57	3,411.55

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

1 Corporate information

Lytus Technologies Private Limited (the ‘Company’) (Formerly known as “Lituus Technologies Private Limited) is domiciled in India. The Company’s registered office is at A-21, 1st floor, Ghanshyam Industrial Estate, Off. Veera Desai Road, Andheri West, Mumbai- 400053, Maharashtra, India. The Company is primarily involved in audio video services to local cable operators.

2 Significant accounting policies

(a) Basis of preparation, measurement and significant accounting policies

(i) Compliance with International Financial Reporting Standards

The financial statements of the Lituus Technologies Private Limited have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

(ii) Basis of preparation

The functional currency of the Company is “Rupees”, however the financial statements has been prepared in “USD” which is the Group functional currency and reporting currency and all amounts, are rounded with two decimals, unless otherwise stated.

(iii) Basis of measurement

Historical cost convention

The financial statements have been prepared on a historical cost convention on accrual basis.

(iv) New and amended standards adopted by the Company

In January 2016, International Accounting Standards Board issued the final version of IFRS 16, Leases, which is effective for annual reporting periods beginning on or after January 1, 2019. IFRS 16 has replaced IAS 17 Leases, and its related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. It introduces a single, on-balance sheet lease accounting model for lessees.

The Company has adopted IFRS 16, effective annual reporting period beginning April 1, 2019, however there are no lease transactions which required application of IFRS 16 and accordingly there is no impact on retained earnings or any other assets or liabilities.

(v) New standards and interpretations not yet adopted

The Company has not applied the following new and revised IFRSs that have been issued but are not yet effective:

a	Amendments to IFRS Standards	References to Conceptual Framework

Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect from January 1, 2020. The Group does not expect that the amendment to have any impact on its financial statements.

b	Amendments to IFRS 3	Definition of Business

The Company does not expect that the amendment to have any impact on its evaluation of whether activities and assets acquired are a business or a group of assets with effect from January 1, 2020.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

c	Amendments to IAS 1 and IAS 8	Definition of Material

The Group does not expect that the amendment to have any impact on its evaluation of ‘material’ in relation to its financial statements with effect from January 1, 2020.

d	Amendments to IFRS 9, IAS 39 and IFRS 7	Interest rate Benchmark Reform

The Group does not expect the amendment to have any significant impact. Applicable from January 1, 2020

e	Amendments to IAS 1	Classification of Liabilities

The Company does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position which is applicable from January 1, 2022.

(b) Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (CODM).

The board of directors of the Company has appointed the Chief Executive Officer (‘CEO’) to assess the financial performance and position of the Company, and makes strategic decisions. The CEO has been identified as being the Chief Operating Decision Maker for corporate planning. Refer Note No. xx for segment information presented.

(c) Current versus Non-Current Classification

The Company presents assets and liabilities in the balance sheet based on current / non-current classification.

An asset is treated as current when it is:

Expected to be realised or intended to be sold or consumed in normal operating cycle
Expected to be realised within twelve months after the reporting period, or
Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period
Held primarily for the purpose of trading

All other assets are classified as non-current.

A liability is current when:

It is expected to be settled in normal operating cycle
It is due to be settled within twelve months after the reporting period, or
There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period
Held primarily for the purpose of trading

All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realisation in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

(d) Revenue from contract with customers

Revenue is recognised based on approved contracts regarding the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

●	Subscription income includes subscription from subscribers. Revenue from Operations is recognised on accrual basis based on underlying subscription plan or agreements with the concerned subscribers .

●	Carriage/Placement/Marketing Incentive is recognised on accrual basis based on agreements with the concerned broadcasters.

●	Leased Line revenue is recognised on accrual basis based on agreements with the concerned subscribers’/telecommunication companies.

●	Advertisement income is recognised when relevant advertisements get telecasted.

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

(e) Foreign Currencies

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in USD, which is Company’s presentation currency.

Transactions and Balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognised in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognised in other comprehensive income.

(f) Financial Instrument

Financial Assets

(i) Classification

From 1 January 2018, the Company classifies its financial assets in the following measurement categories:

–   those to be measured subsequently at fair value (either through OCI or through profit or loss), and

–   those to be measured at amortised cost.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Company reclassifies debt investments when and only when its business model for managing those assets changes.

(ii) Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the Company commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

(iii) Measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

Debt instruments

Subsequent measurement of debt instruments depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

-	Amortised cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

-	FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognised in profit or loss. When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from equity to profit or loss and recognised in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

-	FVPL: Assets that do not meet the criteria for amortised cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognised in profit or loss and presented net within other gains/(losses) in the period in which it arises.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

Equity instruments

The Company subsequently measures all equity investments at fair value. Where the Company’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognised in profit or loss as other income when the Company’s right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognised in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

(iv) Impairment

From 1 January 2018, the Company assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortised cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognised initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Company’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost: After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of financial year which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

Financial Guarantee Obligations

The fair value of financial guarantees is determined as the present value of the difference in net cash flows between the contractual payments under the debt instrument and the payments that would be required without the guarantee, or the estimated amount that would be payable to a third party for assuming the obligations.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

Where guarantees in relation to loans or other payables of subsidiaries are provided for no compensation, the fair values as on the date of transition are accounted for as contributions and recognised as part of the cost of the equity investment.

Derecognition

Financial assets

The Company derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognised in its statement of financial position, but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognised.

Financial Liability

The Company derecognises a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognises a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognised at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognised in profit or loss

(g) Property, Plant and Equipment

Property, Plant and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property, plant and equipment under installation/under development, as at balance sheet date. All project related expenditure viz. civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental/attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property, Plant and Equipment are derecognised from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property, Plant and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property, plant and equipment less their estimated residual values using the straight-line method over their estimated useful lives, and is generally recognised in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

The estimated useful lives of property, plant and equipment for current and comparative periods are as follows:

buildings	40 years
plant and equipment	3 – 12 years
fixtures and fittings	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(h) Investment Property

Investment property is initially measured at cost and subsequently at fair value with any change therein recognised in profit or loss.

Any gain or loss on disposal of investment property (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognised in profit or loss. When investment property that was previously classified as property, plant and equipment is sold, any related amount included in the revaluation reserve is transferred to retained earnings.

Investment properties are depreciated on a straight-line basis over 30 years.

(i) Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognised at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortised on a straight-line basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Customer acquisition list	5 Years
Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortisation period and the amortisation method for finite life intangible assets is reviewed at each financial year end and adjusted prospectively, if appropriate.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

Goodwill is initially recognised based on the accounting policy for business combinations. These assets are not amortised but are tested for impairment annually.

(j) Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

(k) Provisions

Provisions are recognised when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as finance cost.

(l) Contingent Liabilities and Contingent Assets

Contingent liabilities are disclosed when there is a possible obligation as a result of past events, the existence of which will be confirmed only by the occurrence or non - occurrence of one or more uncertain future events not wholly within the control of the Company or when there is a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of amount cannot be made. Contingent assets are not recognized however disclosed in the financial statements.

(m) Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Rentals payable under operating leases are charged to the statement of profit or loss on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

(n) Government grant

Government grants relating to non-monetary assets are recognised at nominal value. Grants that compensate the Company for expenses are recognised in the statement of profit or loss on a systematic basis in the same period in which the expenses are recognised. Grants that compensate the Company for the cost of an asset are recognised in the statement of profit or loss on a systematic basis over the expected useful life of the related asset upon capitalisation.

(o) Employee benefits

Payments to defined contribution schemes are charged as an expense as they fall due. Payments made to state-managed pension schemes are dealt with as payments to defined contribution schemes where the Company’s obligations under the schemes are equivalent to those arising in a defined contribution scheme.

Provision for employees’ end of service benefits for non-UAE nationals is made in accordance with the Projected Unit Cost method as per IAS 19 Employee Benefits taking into consideration the UAE Labour Laws. The provision is recognised based on the present value of the defined benefit obligations.

The present value of the defined benefit obligations is calculated using assumptions on the average annual rate of increase in salaries, average period of employment of non-UAE nationals and an appropriate discount rate. The assumptions used are calculated on a consistent basis for each period and reflect management’s best estimate. The discount rates are set in line with the best available estimate of market yields currently available at the reporting date with reference to high quality corporate bonds or other basis, if applicable.

(p) Cash and cash equivalent

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

(q) Dividends

Dividend distributions to the Company’s shareholders are recognised as a liability in the financial statements in the period in which the dividends are approved.

(r) Disposal/Asset held for sale

Assets may be disposed of individually or as part of a disposal Company. Once the decision is made to dispose of an asset, it is classified as “Held for Sale” and shall no longer be depreciated. Assets that are classified as “Held for Sale” must be disclosed in the financial statements. ● An asset is considered to be Held for Sale if its carrying amount will be recovered principally through a sale transaction, not through continuing use. The criteria for classifying an asset as Held for Sale are as follows:

–	It must be available for immediate sale in its present condition,

–	Its sale must be highly probable, and

–	It must be sold, not abandoned

(s) Taxation

Income tax expense represents the sum of current and deferred tax (including minimum alternate tax). Tax is recognized in the Statement of Profit or Loss except to the extent that it relates to items recognized directly in equity or other comprehensive income, in such case the tax is also recognized directly in equity or in other comprehensive income. Any subsequent change in direct tax on items initially recognized in equity or other comprehensive income is also recognized in equity or other comprehensive income, such change could be for change in tax rate.

The Group’s liability for current tax is based on taxable profit for the year, and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are recognised using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities in the balance sheet and the corresponding tax bases used in the computation of taxable profit.

Taxable temporary differences arising from goodwill and, except in a business combination, the initial recognition of assets or liabilities that affect neither accounting profit nor taxable profit are not provided for. Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted at the balance sheet date.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and adjusted to reflect an amount that is probable to be realised based on the weight of all available evidence. Deferred tax is calculated at the rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax assets and liabilities are not discounted. Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also included within equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

(t) Business Combination and Goodwill

The Group applies the acquisition method in accounting for business combinations. The consideration transferred by the Company to obtain control of a business is calculated as the sum of the fair values of assets transferred, liabilities incurred and assumed and the equity interests issued by the Company as at the acquisition date i.e. date on which it obtains control of the acquiree which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are recognized in the Statement of Profit or Loss as incurred, except to the extent related to the issue of debt or equity securities.

Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values on acquisition date.

Intangible Assets acquired in a Business Combination and recognized separately from Goodwill are initially recognized at their fair value at the acquisition date (which is regarded as their cost).

Goodwill is measured as the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests and any previous interest held, over the net identifiable assets acquired and liabilities assumed.

Subsequent to initial recognition, intangible assets with definite useful life acquired in a Business Combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Goodwill and Intangible assets with indefinite useful life, if any, are tested for impairment at the end of each annual reporting period.

If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the excess is termed as gain on bargain purchase. In case of a bargain purchase, before recognizing a gain in respect thereof, the Company determines whether there exists clear evidence of the underlying reasons for classifying the business combination as a bargain purchase thereafter, the Company reassesses whether it has correctly identified all the assets acquired and liabilities assumed and recognizes any additional assets or liabilities that are so identified, any gain thereafter is recognized in the statement of profit or loss.

Contingent consideration is classified either as equity or financial liability. Amount classified as financial liability are subsequently re-measured to fair value with changes in fair value recognized in Statement of Profit or Loss.

(u) Earnings per share

Basic earnings per share are calculated by dividing the net profit or loss for the year attributable to the owners of the Company by the weighted average number of equity shares outstanding during the year.

For the purpose of calculating diluted earnings per share, the net profit or loss for the year and the weighted average number of equity shares outstanding during the year are adjusted for the effects of all dilutive potential equity shares.

(v) Critical accounting judgements and key sources of estimation uncertainty

(a)  Useful lives of property, plant and equipment:

The assessment of the useful economic lives and the method of amortising these assets require judgement. Depreciation and amortisation are charged to the income statement based on the useful economic life selected, which requires an estimation of the period and profile over which the Company expects to consume the future economic benefits embodied in the assets. The Company reviews its useful economic lives on at least an annual basis.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

(b)  Estimation of provisions and contingent liabilities:

Management judgement is required for estimating the possible outflow of resources, if any, in respect of contingencies, claim, litigations etc against the Company as it is not possible to predict the outcome of pending matters with accuracy.

(c)  Estimation of provisions and contingent liabilities:

Life time expected credit loss allowance is computed based on historical credit loss experience.

(w) First- time adoption of IFRS

These Standalone financial statements, for the year ended March 31 2020, are the Company first financial statements prepared in accordance with IFRS.

The accounting policies set out in the notes have been applied in preparing the Standalone Financial statements for the period ended March 31,2019 and for the years ended March 31, 2018. The Company has followed the same accounting policy choices (both mandatory exceptions and optional exemptions availed as per IFRS 1) as initially adopted on transition date i.e. April 1, 2018.

An explanation of how the transition from Indian GAAP to IFRS has affected the Company Standalone Financial Statements is set out in the following tables and notes.

Exemptions and exceptions availed:

The applicable IFRS1 optional exemptions and mandatory exceptions applied in the transition from previous GAAP to IFRS as at the transition date, i.e. April 1, 2018 are explained below.

(a) Estimates:

An entity’s estimates in accordance with IFRS at the date of transition to IFRS shall be consistent with estimates made for the same date in accordance with previous GAAP (after accounting policies), unless there is an objective evidence that those estimates were in error.

IFRS estimates as at April1, 2018 are consistent with the estimates as at same date made in conformity with previous GAAP. The Company has made estimates for Impairment of financial assets based on expected credit loss model in accordance with IFRS at the date of transition as these were not required under previous GAAP.

(b) De-recognition of financial assets and liabilities

IFRS 1 requires a first-time adopter to apply the de-recognition provisions of IFRS 9 prospectively for transactions occurring on or after the date of transition to IFRS. However, IFRS 1 allows a first-time adopter to apply the de-recognition requirements in IFRS 9 retrospectively from the date of the entity’s choosing, provided that the information needed to apply IFRS 9 to financial assets and financial liabilities derecognized as a result of past transactions was obtained at the time of initially accounting for those transactions.

The Company has elected to apply the de-recognition provisions of IFRS 9 prospectively from the date of transition to IFRS.

(c) Classification and measurement of financial assets

IFRS 1 requires an entity to assess classification and measurement of financial assets on the basis of the facts and circumstances that exist at the date of transition to IFRS. Accordingly, the classification and the measurement of financial assets is done based on the facts & circumstances as on the date of transition.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

2 Significant accounting policies (cont.)

(d) Fair value measurement of financial assets or financial liabilities

First-time adopters may apply IFRS 9 to day one gain or loss provisions prospectively to transactions occurring on or after the date of transition to IFRS. Therefore, unless a first-time adopter elects to apply IFRS 9 retrospectively to day one gain or loss transactions, transactions that occurred prior to the date of transition to IFRS do not need to be retrospectively restated.

Accordingly, The Company has opted for recognizing gain or loss prospectively to transactions occurring on or after the date of transition to IFRS.

(e) Leases

Appendix C to IFRS 16 requires an entity to assess whether a contract or arrangement contains a lease. In accordance with IFRS 16, this assessment should be carried out at the inception of the contract or arrangement. IFRS 1 provides an option to make this assessment on the basis of facts and circumstances existing at the date of transition to IFRS, except where the effect is expected to be not material. The Company has elected to apply this exemption for such contracts/arrangements.

u The IFRS financial statement is prepared for special purpose. The Board of Directors have adopted and approved the special purpose IFRS financials in the Board Meeting dated

v Financials for the year ended March 18, 2020 and March 31, 2019 are not comparable since the revenue generation is started from April 1, 2019.

3 Operating expense

	For the year ended March 18, 2020	For the year ended March 31, 2019
	(USD)	(USD)
Regulatory expenses	29.66	228.83
Professional fees	382.36	371.85
	412.02	600.68

4 Property, plant and equipment

										(USD)
Description	Freehold Land	Leasehold Land	Building	Plant and equipment	Furniture and fittings	Vehicles	Office equipments	Computer equipments	Total	Capital work in progress
Gross carrying value
As at April 1, 2018 & March 31, 2019	—	—	—	—	—	—	—	—	—	29,048.28
Sale of WIP									—	29,048.28
As at March 18, 2020	—	—	—	—	—	—	—	—	—	—

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

5 Other financial assets

Current
Deposits	3,506.36	3,763.43	4,022.30

6 Cash and cash equivalents

Maintained locally	182.57	3,411.55	3,953.55
Cash and cash equivalents	182.57	3,411.55	3,953.55

7 Other current assets

Balances with government authorities	2,380.50	2,555.02	2,730.77
Total other current assets	2,380.50	2,555.02	2,730.77

8 Share capital

		(USD)
		As at March 18, 2020	As at March 31, 2019	As at April 01, 2018
(a)	Authorised
	i) 50,000 Equity shares of Re.10/- each	500,000.00	500,000.00	500,000.00

	Equity share capital
(b)	Issued, subscribed & paid up
	15,000 equity shares of INR 10 each (March 31, 2019 : 15,000 equity shares of Rs. 10 each) (March 31, 2018 : 15,000 equity shares of Rs. 10 each)	2,305.05	2,305.05	2,305.05
		2,305.05	2,305.05	2,305.05

(c) Terms/right attached to equity shares:

The Company has only one class of equity shares having a par value of Re. 10 face value per share. Each holder of equity shares is entitled to one vote per share. The Company declares and pays dividends in INR . The dividend if any, proposed by the Board of Directors is subject to the approval of the shareholders in the ensuing Annual General Meeting. The Board of Directors has not proposed any dividend for current year and previous year.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the equity shareholders.

(d) Reconciliation of number of equity shares

	As at March 18, 2020		As at March 31, 2019
	Amount	No of shares	Amount	No of shares
Equity shares at the beginning of the year	15,000	2,305.05	15,000	2,305.05
Changes during the year	—	—	—	—
Equity shares at the end of the year	15,000	2,305.05	15,000	2,305.05

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

9 Other equity*

		As at March 18, 2020	As at March 31, 2019	As at April 01, 2018
(i)	Retained earnings	(1,580.56)	(4,753.93)	(4,153.25)
(ii)	Foreign currency translations reserves	871.29	1,877.22	—

	Total	(709.27)	(2,876.72)	(4,153.25)

*	For movement in balances, refer to statement of changes in equity

10 Borrowings

									(USD)
	As at March 18, 2020			As at March 31, 2019			As at April 01, 2018
Particulars	Current	Non current	Total	Current	Non current	Total	Current	Non current	Total
Unsecured
Loan from Directors	11,492.30	—	11,492.30	14,753.22		14,753.22	15,522.19	—	15,522.19
Loan from a Related Party	—		—	30,840.49		30,840.49	32,961.92	—	32,961.92
Total Unsecured Borrowings	11,492.30	—	11,492.30	45,593.72	—	45,593.72	48,484.11	—	48,484.11

Total borrowings	11,492.30	—	11,492.30	45,593.72	—	45,593.72	48,484.11	—	48,484.11

Terms and repayment schedule

Loan from directors is interest free and is repayable on demand.

Loan from Related Party is from Digicable Network Pvt. Ltd in which director of the company is interested and is interest free and is repayable on demand.

11 Trade Payables

Others	719.16	803.22	858.46
Total Trade Payable	719.16	803.22	858.46

12 Other financial liabilities (Current)

Audit fee payable	—	345.07	276.61
Total Other Financial Liabilities (Current)	—	345.07	276.61

13 Other current liabilities

Statutory liabilities	100.47	107.83	115.25
Total Other Current Liabilities	100.47	107.83	115.25

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

14 Segment information

Decision Maker, in deciding how to allocate resources and assessing performance. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. Based on the management approach as defined in IFRS 8, the Chief Operating Decision Maker evaluates the Company’s performance based on only one segment i.e. Cable Services.

The Company has only one reportable segments ie. Cable TV Business both as primary and geographical segments, accordingly no other disclosures has been given.

15 Earning per share

	(USD)
	As at March 18, 2020	As at March 31, 2019
Profit/(Loss) attributable to shareholders	3,173.38	(600.68)
Weighted average number of equity shares	15,000.00	15,000.00
Nominal value per equity share in INR	10.00	10.00
Profit/(Loss) per equity share
Basic	0.21	(0.04)
Diluted	0.21	(0.04)

16 Financial risk management

Risk management framework

The Company’s activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Company’s risk management framework. This note explains the sources of risk which the Company is exposed to and how the Company manages the risk and the related impact in the financial statements.

A. Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Company. The Company’s exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets measured at amortised cost. The Company continuously monitors defaults of customers and other counterparties and incorporates this information into its credit risk controls.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

16 Financial risk management (cont.)

A.1 Credit risk management

The Company assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Company assigns the following credit ratings to each class of financial assets based on the assumptions, inputs and factors specific to the class of financial assets.

A: Low credit risk on financial reporting date

B: Moderate credit risk

C: High credit risk

The Company provides for expected credit loss based on the following:

Asset Company	Basis of categorisation	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables and other financial assets	12 month expected credit loss

Moderate credit risk	Trade receivables and other financial assets	Life time expected credit loss or 12 month expected credit loss

High credit risk	Trade receivables and other financial assets	Life time expected credit loss or fully provided for

In respect of trade receivables, the Company recognises a provision for lifetime expected credit losses

Based on business environment in which the Company operates, a default on a financial asset is considered when the counter party fails to make payments within the agreed time period as per contract. Loss rates reflecting defaults are based on actual credit loss experience and considering differences between current and historical economic conditions.

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy or a litigation decided against the Company. The Company continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognised in statement of profit and loss.

Credit rating	Particulars	As at March 18, 2020	As at March 31, 2019	As at April 01, 2018
A: Low credit risk	Cash and cash equivalents	182.57	3,411.55	3,953.55
	Other financial assets	5,886.86	6,318.45	6,753.07
B: Medium credit risk	Trade receivables	—	—	—
C: High credit risk	Trade receivables	—	—	—

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees/letter of credit, from customers where credit risk is high. The Company closely monitors the credit-worthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Company assesses increase in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

16 Financial risk management (cont.)

Other financial assets measured at amortised cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

A.2 Expected credit losses for financial assets other than trade receivables

The Company provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Company deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. In respect of loans, comprising of security deposits, credit risk is considered low because the Company is in possession of the underlying asset. However, in respect of loans comprising loans to related parties, credit risk is evaluated on the basis of credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. In respect of other financial assets, credit risk is evaluated based on Company’s knowledge of the credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. The Company does not have any expected loss based impairment recognised on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub-category of such financial assets.

The average credit period on sales of services is 0 days, since the service income is received in advance (prepaid). No interest is charged on outstanding trade receivables. Accordingly no provision for expected credit loss has been made or required.

As at March 18, 2020

Particulars	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	Carrying amount net of impairment provision
Cash and cash equivalents	182.57	0.00%	—	182.57
Other financial asset	5,886.86	0.00%	—	5,886.86

As at March 31, 2019

Particulars	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	Carrying amount net of impairment provision
Cash and cash equivalents	3,411.55	0.00%	—	3,411.55
Other financial asset	6,318.45	0.00%	—	6,318.45

As at April 01, 2018

Particulars	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	Carrying amount net of impairment provision
Cash and cash equivalents	3,953.55	0.00%	—	3,953.55
Other financial asset	6,753.07	0.00%	—	6,753.07

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

16 Financial risk management (cont.)

B. Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Company manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents on the basis of expected cash flows. The Company takes into account the liquidity of the market in which the entity operates.

B.1 Contractual Maturities of financial liabilities

The tables below analyse the Company’s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

March 18, 2020	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total
(i) Borrowings	11,492.30				11,492.30
(ii) Trade payables	719.16				719.16
(iii) Other financial liabilities	100.47				100.47
Total	12,311.92	—	—	—	12,311.92

March 31, 2019	Less than 1 year	1–2 years	2–3 years	More than 3 years	Total
(i) Borrowings	45,593.72
(ii) Trade payables	803.22
(iii) Other financial liabilities	345.07
Total	46,742.01	—	—	—	—

March 31, 2018	Less than 1 year	1–2 years	2–3 years	More than 3 years	Total
(i) Borrowings	48,484.11
(ii) Trade payables	858.46
(iii) Other financial liabilities	276.61
Total	49,619.18	—	—	—	—

C. Market risk

(I) Interest Rate risk

The Company’s policy is to minimise interest rate cash flow risk exposures on long-term financing. At March 18, 2020, the Company is not exposed to changes in market interest rates since it does not have any major borrowings except interest free borrowings from the Directors.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

17 Fair value measurements

A Financial assets and liabilities

The carrying amounts and fair values of financial instruments by class are as follows:

	(USD)
As at March 18, 2020	Fair value through profit & loss	Fair value through other comprehensive income	Amortised cost
Financial Assets
(i) Others financial assets	5,886.86
Total	5,886.86	—	—

Financial Liabilities
(ii) Trade payables	719.16
Total	719.16	—	—

B Fair values hierarchy

Financial assets and financial liabilities measured at fair value in the balance sheet are categorised into three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1: Quoted prices for identical instruments in an active market;

Level 2: Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

Level 3: Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

B.1 Fair value of instruments measured at amortised cost

	(Rs. in USD)
	As at March 18, 2020		As at March 31, 2019		As at April 01, 2018
	Carrying value	Fair Value	Carrying value	Fair Value	Carrying value	Fair Value
Borrowings	11,492.30	11,492.30	45,593.72	45,593.72	48,484.11	48,484.11

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

17 Fair value measurements (cont.)

The management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

At March 18, 2020, the Company is not exposed to changes in market interest rates since it does not have any major borrowings except interest free borrowings from the Directors.

18 (II) Foreign currency risk

The Company is not exposed to foreign exchange risk arising from foreign currency transactions, since as at March 18, 2020, there are no transactions in foreign currencies, there are no balance receivables/payables in foreign currencies.

19 Capital management policies

The Company’s capital management objectives are to ensure the Company’s ability to continue as a going concern as well as to provide a an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Company monitors capital on the basis of the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognised in other comprehensive income.

The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Company are summarised as follows:

Particulars	As at March 18, 2020	As at March 31, 2019	As at April 01, 2018
Non Current Borrowings	—
Current Borrowings	11,492.30	45,593.72	48,484.11
Cash and cash equivalents	182.57	3,411.55	3,953.55
Net debt	11,309.73	42,182.16	44,530.56
Total equity	1,595.77	(571.66)	(1,848.20)
Net debt to equity ratio	708.73%	-7378.89%	-2409.40%

20 Agreement with the Reachnet Network Pvt. Ltd

The Company has entered into agreement dated 6 December 2019, wherein subject to conditions mentioned therein, the Company shall acquire subscribers, with effect from 1 April 2019.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

21 A	The IFRS financial statement is prepared for special purpose. The Board of Directors have adopted and approved the special purpose IFRS financials in the Board Meeting.

22 Related party disclosures

A. Names of related parties and related party relationships

i)	Holding Company

ii)	Other related parties with whom transactions have taken place during the year :

Jagjitsingh Kohli — Director till June 19, 2019

Prashant Chotani — Director till

Yoghesh Shah — Director

iii)	Enterprise over which Key Managerial Personnel are able to exercise significant influence

Digicable Network (India) Limited — Till June 19,2019

B. Transactions:

		(In USD)
		KMP having Significant Influence			KMP
S. No.	Particulars	March 18, 2020	March 31, 2019	March 31, 2018	March 18, 2020	March 31, 2019	March 31, 2018
I	Transactions made during the year
1	Sale of Capital Work in Process	25,590.90	—	—
2	Loan Repayment	(26,611.87)
3	Loan write back	(3,585.39)
4	Loan Received					7,379.84	7,683.49
5	Loan Repaid				(2,367.93)	(7,151.01)	—

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

22 Related party disclosures (cont.)

(In USD)
		KMP having Significant Influence			KMP
S. No.	Particulars	March 18, 2020	March 31, 2019	March 31, 2018	March 18, 2020	March 31, 2019	March 31, 2018
II	Year end balances
1	Outstanding loan payable	—	(30,840.49)	(32,961.92)	(11,492.30)	(14,753.22)	(15,522.19)

23	Leases

The Company does not have any lease transactions as a Lessor or Lesee and accordingly the lease accounting and disclosures related to IFRS 16 is not applicable.

24	Disclosure pursuant to — IAS 19 ‘Employee Benefits’ — Since there are no employee benefits is required to be payable the applicable accounting and disclosures is not applicable.

25	Transition to IFRS

25.1	Basis for Preparation

For all period up to and including the year ended March 17, 2020, the Company has prepared its financial statements in accordance with generally accepted accounting principles in India (Indian GAAP). These financial statements for the year ended March 18, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS)

The Company has prepared the opening balance sheet as per IFRS as at April 1, 2018 (the transition date) by recognizing all assets and liabilities whose recognition is required by IFRS, not recognizing items of assets or liabilities which are not permitted by IFRS, by reclassifying certain items from Previous GAAP to IFRS as required under the IFRS, and applying IFRS in the measurement of recognized assets and liabilities. The accounting policies that the Company has used in its opening Ind–AS Balance Sheet may have differed from those that it used for its previous GAAP. The resulting adjustments arising from events and transactions occurring before the date of transition to IFRS has been recognized directly in retained earnings at the date of transition.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended March 17 2020, the comparative information presented in these financial statements for the year ended 31 March 2019 and in the preparation of an opening IFRS balance sheet at 1 April 2018 (the date of transition). This note explains the principal adjustments made by the Company in restating its financial statements prepared in accordance with previous GAAP, and how the transition from previous GAAP to IFRS has affected the Company’s financial position, financial performance and cash flows.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

25 Transition to IFRS (cont.)

25.2 Exceptions and Exemptions Applied

IFRS 1 “First-time adoption of International Financial Reporting Standards” (hereinafter referred to as IFRS 1) allows first time adopters certain exemptions from the retrospective application of certain IFRS, effective for April 1, 2018 opening balance sheet. In preparing these financial statements, the Company has applied the below mentioned optional exemptions and mandatory exceptions.

25.2.1

a Determining whether an arrangement contains a Lease

An optional exemption that permits an entity to determining whether an arrangement existing at the date of transition contains a lease by considering the facts and circumstances existing at the date of transition (rather than at the inception of the arrangement). The Company has applied the above transition provision and has assessed all the arrangements at the date of transition.

b Estimates

As per IFRS 1, an entity’s estimates in accordance with IFRS at the date of transition to IFRS at the end of the comparative period presented in the entity’s first IFRS financial statements, as the case may be, should be consistent with estimates made for the same date in accordance with the previous GAAP unless there is objective evidence that those estimates were in error. However, the estimates should be adjusted to reflect any differences in accounting policies.

As per the standard, where application of IFRS requires an entity to make certain estimates that were not required under previous GAAP, those estimates should be made to reflect conditions that existed at the date of transition or at the end of the comparative period.

The Company’s estimates under IFRS are consistent with the above requirement. Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

–     Fair Valuation of financial instruments carried at FVTPL and/ or FVOCI.

–     Impairment of financial assets based on the expected credit loss model.

–     Determination of the discounted value for financial instruments carried at amortized cost.

c De-recognition of Financial Assets and Liabilities

As per IFRS 1, an entity should apply the derecognition requirements in IFRS 9, “Financial Instruments”, prospectively for transactions occurring on or after the date of transition to IFRS. However, IFRS 9 gives an option to the entity to apply the derecognition requirements from a date of its choice if the information required to apply IFRS 9 to financial assets and financial liabilities derecognized as a result of past transactions was obtained at the initially accounting for those transactions. The company has elected to apply the de-recognition provisions of IFRS 9 prospectively from the date of transition to IFRS.

d Classification and measurement of Financial Assets

IFRS 1 requires an entity to assess classification of financial assets on the basis of facts and circumstances existing as on the date of transition. Further, the standard permits measurement of financial assets accounted at amortized cost based on facts and circumstances existing at the date of transition if retrospective application is impracticable.

Accordingly, the Company has determined the classification of financial assets based on facts and circumstances that exist on the date of transition. Measurement of the financial assets accounted at amortized cost has been done retrospectively.

LYTUS TECHNOLOGIES PRIVATE LIMITED
Standalone Notes to the financial statements for the year ended March 18, 2020

25 Transition to IFRS (cont.)

e Fair value measurement of financial assets or financial liabilities

First-time adopters may apply IFRS 9 to day one gain or loss provisions prospectively to transactions occurring on or after the date of transition to IFRS. Therefore, unless a first-time adopter elects to apply IFRS 9 retrospectively to day one gain or loss transactions, transactions that occurred prior to the date of transition to IFRS do not need to be retrospectively restated.

25.3 Impact of Transition to IFRS

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given.

26 Previous GAAP figures have been reclassified/regrouped to confirm the presentation requirements under IFRS.